EX.99.(L)

                               INVESTMENT LETTER


                SELIGMAN INVESTMENT GRADE FIXED INCOME FUND, INC.


Seligman Investment Grade Fixed Income Fund, Inc. (the "Fund"), an open-end, diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. In order to provide the Fund with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases [ ] shares of Class A Capital Stock (par value $.001) and [ ] shares each of Class B, Class C and Class D Capital Stock (par value $.001) of the Fund, at a price of $7.14 per share (the "Shares") as of the close of business on August ___, 2001. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $[ ] in full payment for the Shares.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the ____ day of August, 2001 ("Purchase Date").


                                         SELIGMAN INVESTMENT GRADE
                                         FIXED INCOME FUND, INC.


                                         By: /s/ Lawrence P. Vogel
                                             -----------------------------------
                                             Name: Lawrence P. Vogel
                                             Title: Vice President and Treasurer


                                         SELIGMAN ADVISORS, INC.


                                         By: /s/ Stephen J. Hodgden
                                             -----------------------------------
                                             Name: Stephen J. Hodgdon
                                             Title: President